Exhibit 4.25

Cooperation Agreement between Shanda Online and Shanda Games

This Cooperation Agreement between Shanda Online and Shanda Games (hereinafter referred to as this “Agreement”) is entered into on this 1st day of April, 2010 in Pudong New Area, Shanghai by and between:

Shengzhan Networking Technology Co., Ltd., located at 208 Juli Road, Pudong New Area, Shanghai; hereinafter referred to as “Shanda Online”; and

Shanghai Shulong Technology Development Co., Ltd., located at No. 1 Building, 690 Bibo Road, Pudong New Area, Shanghai;

Shanghai Shulong Computer Technology Co., Ltd., located at No. 1 Building, 690 Bibo Road, Pudong New Area, Shanghai;

Nanjing Shulong Computer Technology Co., Ltd., located at No. 1 Building, 690 Bibo Road, Pudong New Area, Shanghai;

Chengdu Youji Technology Co., Ltd., located at Room 408, Building 6, Tian Fu Da Dao North, High-Technology Industry Park, Chengdu;

Tianjin Youji Technology Co., Ltd., located at No.108, No. 7 of Hanbei Road, Eco-City of Tianjin; hereinafter collectively referred to as “Shanda Games”.

Shanda Online and Shanda Games may hereinafter collectively be referred to as the “Parties” and, individually, as the “Party”.

Whereas,

1. Shanda Online, a user community operator and e-commerce platform service provider, is capable of providing internet-entertainment-content end users with user community services and e-commerce platform services by relying on its www.sdo.com website and backend service system.

2. Shanda Games, an internet-content provider, has the rights to publish and operate the Cooperation Products hereunder on internet in the People’s Republic of China (the “PRC”).

3. Shanda Online has agreed to cooperate with Shanda Games in the operating of Cooperation Products hereunder in accordance with this Agreement by making use of its user community and e-commerce service platforms resources.

4. The Parties have agreed to cooperate with each other on the principles of mutual benefits and defending the interests of each other.

NOW THEREFORE, the Parties have reached the following cooperation terms and conditions in the operating of the Cooperation Products hereunder in the cooperation regions upon friendly negotiation in accordance with the laws and regulations of the PRC.

1 Definition and Interpretation

1.1 Unless otherwise specially specified in the context, the capitalized terms mentioned in this Agreement shall have the meanings set forth below:

“Cooperation Products” shall mean all online games products that will be operated in the cooperation period by Shanda Games.

“Shanda Passport” shall mean an account (including account number and passport) named as “Shanda Passport” obtained by a user after it fills out its registration on the website being operated by Shanda Online. An end user may recharge its account with Shanda Virtual Currency and consume it in all applications.

“Shanda Online Users” shall mean such users as have registered Shanda Passport account numbers.

“Shanda Games Users” shall mean the users of the Cooperation Products hereunder. Those Shanda Online Users logging on and using the Cooperation Products hereunder shall be deemed as Shanda Games Users simultaneously. Shanda Online and Shanda Games will have the user information at one time, and the Parties shall open and share the user data and information with each other.

“User Data” shall mean user basic data and user application data.

“User Basic Data” shall mean the registered user information and all user application data used in the operating cooperation with Shanda Online, including but not limited to users’ names, addresses, telephones, e-mails, Shanda Passport account names, passports, and so on.

“User Application Data” shall mean such data as is derived from the users’ application of the operating cooperation application with Shanda Online. The User Application Data in respect of the cooperation specified in this Agreement shall refer to such data in the Cooperation Products as is derived from the use of the Cooperation Products by the users. The User Application Data shall not be used for any other application in the operating cooperation with Shanda Online, but the Cooperation Products hereunder.

“Shanda Online User Communities” shall mean the online communities of Shanda Online Users.

“Shanda Online E-commerce Service Platforms” shall mean the e-commerce solutions provided by Shanda Online on the basis of Shanda Passport, including but not limited to the services of authentication, billing, basic data mining analysis, customer services, Quan-Quan, and so on.

“Shanda Online Platforms” shall mean the combination of Shanda Online User Communities and Shanda Online E-commerce Service Platforms.

“Shanda Games Website” shall mean the internet websites, through which Shanda Games can provide Shanda Games Users with Cooperation Products hereunder, interact with such users and collect game operating information.

“Shanda Online Website” shall mean www.sdo.com.

“Operating” shall mean the provision of the Cooperation Products and services hereunder to and the collection charges from the end users.

“Operating Revenues” shall mean the face value revenues recognized through the consumption of Cooperation Products hereunder by the end users in accordance with US GAAP.

“Quan-Quan” shall mean the Shanda Online platform interface bundling all applications (including Cooperation Products hereunder), browsers and desktop environments, through which Shanda Online Users may log on each application, including the Cooperation Products hereunder.

“Shanda Virtual Currency” shall mean the virtual currency in Shanda interactive entertainment cards issued by the affiliates of Shanda Online to the end users. Such virtual currency can be used for purchasing the Cooperation Products hereunder by the end users.

“Shanda Games Virtual Currency” shall mean the virtual currency obtained by the end users after they pay RMB or Shanda Virtual Currency to Shanda Games, which shall be issued by Shanda Games, and will be used in each application (including but not limited to Cooperation Products hereunder) of Shanda Games by the end users of Shanda Games and Cooperation Products hereunder.

“Intellectual Properties” shall mean all rights in relation to copyrights, trademarks, patents, domain names and trade secrets, which can reflects the intellectual labor achievements and are stipulated by the Copyright Law, the Trademark Law, the Patent Law, the Law against Competition by Inappropriate Means of the PRC, and other relevant laws, regulations or rules.

“End Users” shall mean such natural persons as accept the internet services.

“Affiliates” shall mean any direct or indirect subsidiaries or holding companies of any Party, or direct or indirect subsidiaries of any such holding companies. “Holding” refers to the power to directly or indirectly direct the management and strategies of an enterprise, whether depending on securities with voting powers, contracts or otherwise.

“Cooperation Region” shall mean the People’s Republic of China, for the purpose of this Agreement, excluding Hong Kong, Macao and Taiwan.

1.2 Shanda Online and Shanda Games may collectively be referred to as the “Parties” and, individually as the “Party”.

1.3 For the purpose of this Agreement, the PRC refers to the People’s Republic of China, excluding Hong Kong, Macao and Taiwan.

1.4 A Day mentioned in this Agreement shall refer to a calendar day. A Business Day mentioned in this Agreement shall refer to a statutory business day in China.

1.5 The headings of each chapter and section in this Agreement are for reading convenience only, and shall not affect the interpretation to this Agreement.

2 Migration of Shanda Online Users

Shanda Online and Shanda Games shall keep close cooperation with each other, and work together on expanding the user base of the Parties. For this purpose, the rights and obligations of the Parties are as follows:

2.1 Rights of Shanda Games

2.1.1 Subject to the voluntary acceptance of Shanda Online Users, Shanda Games shall have the right to provide all Shanda Online Users with the Cooperation Products hereunder;

2.1.2 Shanda Games shall have the right to charge Shanda Online Users in accordance with its pricing standards;

2.1.3 Shanda Games shall have the right to access the information of Shanda Online Users if necessary;

2.1.4 Shanda Games shall have the right to ask for assistance from Shanda Online for compliance with the national laws and regulations, and the regulations of the government’s regulatory authorities (such as the regulations on anti-fatigue system);

2.1.5 Shanda Games shall have the right to launch or wind up the operating of Cooperation Products hereunder at its own discretions;

2.1.6 Shanda Games shall have the right to prevent Shanda Online Users in violation of the user agreements from logging on or continuing to use the Cooperation Products hereunder in accordance with its user agreements.

2.2 Obligations of Shanda Games

2.2.1 Shanda Games shall allow Shanda Online Users to log on all of the Cooperation Products hereunder with the Shanda Passport;

2.2.2 Unless otherwise agreed by Shanda Online in writing, Shanda Games shall cause all new users to register the Shanda Passport;

2.2.3 Shanda Games shall ensure the stable operating of Cooperation Products hereunder, and organize an efficient operating maintenance team for the service quality of the Cooperation Products hereunder;

2.2.4 Shanda Games shall ensure that its charges are reasonable and will not violate relevant national pricing regulations;

2.2.5 Shanda Games shall promptly notify Shanda Online of new laws and regulations promulgated by the PRC and its governmental authorities, and the Parties shall negotiate on and confirm the assistance methods of Shanda Online;

2.2.6 Shanda Games shall make and maintain official websites for the Cooperation Products hereunder, and ensure the legitimacy and truthfulness of such websites;

2.2.7 If Shanda Games winds up the operating of the Cooperation Products hereunder, it shall give sufficient notice to Shanda Online Users, and settle the unconsumed prepayment appropriately;

2.2.8 Shanda Games shall submit the end user agreements in respect of the Cooperation Products to Shanda Online for review. If Shanda Online makes reasonable amendments, Shanda Games shall accept such amendments accordingly.

2.3 Rights of Shanda Online

2.3.1 Shanda Online shall have the right to review the Cooperation Products hereunder. If it finds the fact that any of the Cooperation Products does not comply with national laws and regulations, Shanda Online is entitled to notify Shanda Games in writing to make a correction within reasonable time. If Shanda Games fails to make such correction within such reasonable time, Shanda Online is entitled to terminate the cooperation in respect of such product with Shanda Games without any prejudices to the amount and payment method of the service fees specified in Article 5 hereof;

2.3.2 Shanda Online shall have the right to supervise the service quality of the Cooperation Products hereunder. If it finds the fact that the service quality of any of the Cooperation Products does not meet the prevailing level in this industry, and if Shanda Online Users give strong complaints against such service quality, Shanda Online is entitled to notify Shanda Games in writing to make a correction within reasonable time. If Shanda Games fails to make such correction within such reasonable time, Shanda Online is entitled to terminate the cooperation in respect of such product with Shanda Games without any prejudices to the amount and payment method of the service fees specified in Article 5 hereof;

2.3.3 Shanda Online shall have the right to examine the end user agreements of Shanda Games, and to request Shanda Games to make reasonable amendments or supplements;

2.3.4 Shanda Online shall have the right to exercise necessary examination against the contents on the official websites of the Cooperation Products hereunder. Shanda Online is entitled to request Shanda Games to make a correction within reasonable time provided that Shanda Online deems that the legitimacy and truthfulness of the contents of the said websites is in question.

2.4 Obligations of Shanda Online

2.4.1 Shanda Online shall make dedicated websites for the Cooperation Products on its websites;

2.4.2 Shanda Online shall arrange the linkages for the Cooperation Products hereunder with priority in the Quan-Quan on its websites, and remind Shanda Online Users of logging on the Cooperation Products with the Shanda Passport;

2.4.3 Shanda Online shall try its reasonable commercial efforts to maintain the Shanda Online User Communities, and to provide the account services in respect of the Shanda Passport, including but not limited to registration, change, and recovery of account number;

2.4.4 Shanda Online shall ensure the stable operating of its websites;

2.4.5 Shanda Online shall actively promote the Cooperation Products hereunder by making sufficient use of its websites and resources. In the meantime, Shanda Games shall have the right to promote the Cooperation Products hereunder through other resources and media.

3 E-Commerce Platform Services

3.1 Authentication Services

Shanda Online shall be responsible for the user authentication services in the operating cooperation hereunder. The rights and obligations of the Parties are as follows:

3.1.1 Rights of Shanda Games

3.1.1.1 Shanda Games is entitled to examine the authentication services of Shanda Online, and to request Shanda Online to make a correction within reasonable time provided that it finds the fact that such authentication services fail to satisfy the service assurance specified in Appendix 3.1.5 hereto.

3.1.2 Obligations of Shanda Games

3.1.2.1 Shanda Games shall abide by the user authentication policies of Shanda Online, and entrust Shanda Online to undertake the authentication services;

3.1.2.2 Shanda Games shall complete the technical interface development for the Shanda Passport authentication in respect of the Cooperation Products in accordance with the technical standards provided by Shanda Online, and plug the authentication interface into the Shanda Passport authentication system for the Cooperation Products after such Cooperation Products are passed upon the test of Shanda Online;

3.1.2.3 Shanda Games shall ensure the stability, security and stability of the authentication interface;

3.1.2.4 Shanda Games shall ensure the data security of Shanda Online;

3.1.2.5 Shanda Games shall not create any other authentication system rather than the authentication system specified in this Agreement.

3.1.3 Rights of Shanda Online

3.1.3.1 Shanda Online shall have the right to test the development achievements for Shanda Games authentication interface within reasonable time, and to request Shanda Games to make a correction within reasonable time provided that such authentication interface does not pass the test of Shanda Online;

3.1.3.2 Shanda Online shall have the right to examine the data communication stability, security and stability of the interface, and to request Shanda Games to correct the discovered problems within a reasonable time;

3.1.3.3 Shanda Passport data shall be the property of Shanda Online, while Shanda Games Users data and information shall be shared by both Shanda Online and Shanda Games.

3.1.4 Obligations of Shanda Online

3.1.4.1 Shanda Online shall provide Shanda Games and/or its cooperation developers with the clear and definite technical standards, documentation and technical supports in respect of the authentication interface;

3.1.4.2 Shanda Online shall provide Shanda Games with the services in respect of e-key or security card authentication, anti-fatigue, account-level management at the request of Shanda Games;

3.1.4.3 Shanda Online shall be responsible for maintenance management in respect of authentication servers, authentication system and authentication database of Shanda Online Users, and shall ensure the security and stability of the authentication servers, authentication system and users database;

3.1.4.4 Shanda Online shall keep sufficient authentication data, and promptly provide authentication data at the request of Shanda Games;

3.1.5 For more details on the authentication services, please refer to Appendix 3.1.5 hereto.

3.2 Billing Services

Shanda Online shall be responsible for the users billing services in the operating cooperation hereunder. The rights and obligations of the Parties are as follows:

3.2.1 Rights of Shanda Games

3.2.1.1 Shanda Games shall have the right to examine the billing services of Shanda Online, and to request Shanda Online to make a correction within reasonable time provided that Shanda Games finds the fact that billing services fail to satisfy the service assurance specified in Appendix 3.2.5 hereto;

3.2.1.2 Shanda Games shall keep sufficient billing data in accordance with section 404 of the Sarbanes - Oxley Act.

3.2.2 Obligations of Shanda Games

3.2.2.1 Shanda Games shall abide by the billing norms of Shanda Online, and accept billing services of Shanda Online;

3.2.2.2 Shanda Games shall complete the billing interface technology development in accordance with the technical standards of Shanda Online, and plug the billing interface into the charging system for the Cooperation Products after such completed billing interface technology is passed upon the test of Shanda Online;

3.2.2.3 Shanda Games shall ensure the data communication stability, security and stability of the charging system interface;

3.2.2.4 Shanda Games shall not establish any other billing system rather than the billing system specified in this Contract;

3.2.2.5 Shanda Games shall have the right to set up reconciliation servers, and Shanda Online shall provide the interface necessary to ensure the stable operation of such reconciliation servers of Shanda Games. Any amendments to the billing system of Shanda Online shall be kept consistent with the reconciliation servers of Shanda Games on a timely basis.

3.2.3 Rights of Shanda Online

3.2.3.1 Shanda Online shall have the right to test the billing interface development achievements of Shanda Games within reasonable time, and to request Shanda Games to make a correction within reasonable time provided that such billing interface does not pass the test of Shanda Online;

3.2.3.2 Shanda Online shall have the right to examine the data communication stability, security and stability of the billing interface, and to request Shanda Games to correct the discovered problems within reasonable time;

3.2.3.3 The billing data related to Shanda Passport shall be the property of Shanda Online; however, the data related to Shanda Games Users shall be shared by the Parties.

3.2.4 Obligations of Shanda Online

3.2.4.1 Shanda Online shall be responsible for the development of a stable and reliable billing system;

3.2.4.2 Shanda Online shall provide Shanda Games and/or its cooperation developers with billing interface technical standards, billing system development kit, documentation and technical supports;

3.2.4.3 Shanda Games shall provide Shanda Online with billing interface development supports;

3.2.4.4 Shanda Online shall be responsible for maintenance management in respect of billing servers, billing system and billing database of Shanda Online Users, and shall ensure the security and stability of such billing servers, billing system and billing database;

3.2.4.5 Shanda Online shall coordinate Shanda Games to keep, and provide billing data in accordance with section 404 of the Sarbanes - Oxley Act at the request of Shanda Games.

3.2.5 For more details on billing services, please refer to Appendix 3.2.5 hereto.

3.2.6 Provisions on Conversion between Shanda Virtual Currency and Shanda Games Virtual Currency

3.2.6.1 Shanda Games shall allow Shanda Online Users to recharge the Shanda Passport with Shanda entertainment cards for obtaining Shanda Virtual Currency and converting such Virtual Currency into Shanda Games Virtual Currency;

3.2.6.2 Shanda Online is responsible for managing the conversion between Shanda Virtual Currency and Shanda Game Virtual Currency;

3.2.6.3 The conversion methods for Shanda Virtual Currency and Shanda Games Virtual Currency shall be mutually agreed in a form of an agreement by and between Shanda Games and Shanghai Sheng-fu-tong E-commerce Co., Ltd. Shanda Online shall carry out technical development and set up the data system in accordance with the said agreement.

3.3 Data Services

Shanda Online shall be responsible for providing data services at the request of Shanda Games in the operating cooperation hereunder. For this purpose, the rights and obligations of the Parties are as follows:

3.3.1 Rights of Shanda Games

3.3.1.1 Shanda Games shall have the right to request Shanda Online to develop and provide data reports and data analysis reports based on its reasonable demands.

3.3.2 Obligations of Shanda Games

3.3.2.1 Shanda Games shall complete the data interface development within the time agreed by the Parties;

3.3.2.2 Shanda Games shall extract the normative regulations and data in its possession based on the data provided by Shanda Online;

3.3.2.3 Shanda Games shall provide Shanda Online with the data necessary to the data analysis services, including but not limited to the relationship data (association, marriage and good friends) and hobbies of users, and character data (including but not limited to game rating and virtual items data);

3.3.2.4 Shanda Games shall provide the written development demand reports in detail for its reporting development demands.

3.3.3 Rights of Shanda Online

3.3.3.1 Shanda Online shall have the right to inspect the data communication stability and security of the data interface, and to request the Shanda Games to make a correction against the discovered problems;

3.3.3.2 Shanda Online shall have the right to request Shanda Games to make additional description on the indefinite data service demand reports;

3.3.3.3 Shanda Online shall have the right to reject such data service demands as cannot be satisfied under the existing technical conditions.

3.3.4 Obligations of Shanda Online

3.3.4.1 Shanda Online shall provide Shanda Games and/or its partnership developers with the data interface development standards, and with the development supports;

3.3.4.2 Shanda Online shall provide Shanda Games with the standard data extraction documentation, and with technical supports;

3.3.4.3 Shanda Online shall appoint special engineers to provide Shanda Games with telephone supporting services, and to assist Shanda Games to complete the data collection;

3.3.4.4 Shanda Online shall provide Shanda Games with financial settlement statements, player consumption records, recharge records, and trading records of Shanda Games Virtual Currency;

3.3.4.5 Shanda Online shall provide Shanda Games with data analysis and mining services;

3.3.4.6 Shanda Online shall keep well the original data and analysis data used in the data services, and provide relevant data inquiry services promptly at the request of Shanda Games.

3.3.5 For more details on the data services, please refer to Appendix 3.3.5 hereto.

3.4 Customer Services

Shanda Online shall be responsible for the customer services in the operating cooperation hereunder. For this purpose, the rights and obligations of the Parties are as follows:

3.4.1 Rights of Shanda Games

3.4.1.1 Shanda Games shall have the right to inspect the customer service quality of Shanda Online or to do so by random samples, and to request Shanda Online to make a correction against the discovered problems;

3.4.1.2 Shanda Games shall have the right to request Shanda Online to provide customer data.

3.4.2 Obligations of Shanda Games

3.4.2.1 Any user disputes caused by Shanda Games or arising out of the Cooperation Products hereunder shall be settled at the expenses of Shanda Games;

3.4.2.2 Shanda Games shall provide Shanda Online with necessary supports for the customer services in respect of the Cooperation Products hereunder, including but not limited to providing materials, information and notices in relation to the Cooperation Products on a timely basis, and ensuring the response speed and quality of customer service contact points;

3.4.3 Rights of Shanda Online

3.4.3.1 Shanda Online shall have the right to request Shanda Games to provide necessary supports;

3.4.3.2 Shanda Online shall have the right to obtain updated information and materials in respect of the Cooperation Products hereunder.

3.4.4 Obligations of Shanda Online

3.4.4.1 Shanda Online shall be responsible for all customer services in relation to the Cooperation Products hereunder;

3.4.4.2 Shanda Online shall keep well the customer service data, and provide customer data at the request of Shanda Games.

3.4.5 For more details on customer services, please refer to Appendix 3.4.5.

3.5 Quan-Quan Plug-in

Shanda Online shall be responsible for plugging the Cooperation Products into the Quan-Quan operated by it, and for plugging the Quan-Quan into the Cooperation Products. For this purpose, the rights and obligations of the Parties are as follows:

3.5.1 Rights of Shanda Games

3.5.1.1 Shanda Games shall have the right to request Shanda Online to provide the linkage, login and charge services in respect of the Cooperation Products on the Quan-Quan with priority;

3.5.1.2 Shanda Games shall have the right to request Shanda Online to update the Quan-Quan version when the Cooperation Products are increased or the version of the Cooperation Products is updated;

3.5.1.3 In the event that the Quan-Quan conflicts with the stability of some game products after the Quan-Quan is plugged, Shanda Games may settle the compatibility and stability of such game products with Shanda Online with priority for the Quan-Quan plug-in after certain stability standards are achieved.

3.5.2 Obligations of Shanda Games

3.5.2.1 Shanda Games shall assist Shanda Online to plug the Quan-Quan into the Cooperation Products and plug the Cooperation Products into the Quan-Quan. Any development, improvement, update and maintenance to and for the Cooperation Products by Shanda Games shall not affect the Quan-Quan plug-in, and Shanda Games shall inform Shanda Online of such development, improvement, update and maintenance forthwith;

3.5.2.2 Shanda Games shall complete the Quan-Quan plug-in and interface development subject to the time agreed by the Parties.

3.5.2.3 Shanda Games shall provide any assistance necessary and reasonable to the update of the Quan-Quan version.

3.5.3 Rights of Shanda Online

3.5.3.1 Shanda Online shall have the right to plug the Quan-Quan into the Cooperation Products hereunder, and to determine the service items in the Quan-Quan;

3.5.3.2 Shanda Online shall have the right to change, interrupt or wind up any of the service items and contents in the Quan-Quan at its own discretions.

3.5.4 Obligations of Shanda Online

3.5.4.1 Shanda Online shall provide the login, authentication and charge services in respect of the Cooperation Products through the Quan-Quan;

3.5.4.2 Shanda Online shall provide Shanda Games with standard software development kit, standard test process, and plug-in documentation matched with the software;

3.5.4.3 Shanda Online shall appoint special engineers to provide Shanda Games with telephone supporting services, and to assist Shanda Games to complete the Quan-Quan plug-in development;

3.5.4.4 Shanda Online shall provide special test environments, in which the development staff of Shanda Games can carry out the tests;

3.5.4.5 Shanda Online shall be responsible for the maintenance, operating, R&D and updates of the Quan-Quan, and for ensuring the end users to log on the Cooperation Products through the Quan-Quan;

3.5.4.6 Shanda Online shall inform Shanda Games of the updated version of the Quan-Quan on a timely basis;

3.5.5 For more details on Quan-Quan Plug-in, please refer to Appendix 3.5.5.

4 Operating of Cooperation Products and Server Maintenance

4.1 Shanda Games shall be responsible for providing servers, bandwidth and other resources necessary to the operating of the Cooperation Products, and for the installation, tests and maintenance of necessary server software;

4.2 Shanda Games shall undertake to keep the server hardware in good condition in the Term of this Agreement, and to ensure the security of the server software, hardware and data.

5 Revenues Distribution and Payment

5.1 As for the consideration to the cooperation of Shanda Online under this Agreement, Shanda Online is entitled to gain 15.5% of the operating revenues;

5.2 One clearing cycle is from 0:00 a.m. on the first day of the current month to 0:00 a.m. on the first day of the next month. The Parties shall check the operating revenues for the immediately preceding month by the 15th day of each month. Shanda Online shall provide Shanda Games with a formal service invoice valued with the royalties confirmed by the Parties by the 20th day of each month. Shanda Games shall pay such royalties for the immediately preceding month in a lump sum to Shanda Online within ten (10) business days upon receipt of the said invoice.

5.3 If there is any discrepancy between the figures given by the Parties, and if the discrepancy ratio is not more than 5% (inclusive), the figures of Shanda Online shall prevail. If the said discrepancy ratio is above 5%, the Parties shall make a settlement subject to the figures given by Shanda Online in the first instance, and then return the overcharge or demand payment of the shortage after the root causes are found out.

6 Ownership of User Data

6.1 The user data of Shanda Online shall be the property of Shanda Online, while the user data of Shanda Games shall be co-owned and shared by the Parties;

6.2 Shanda Games shall have the right to manage and use its user data at its own discretions; however, it shall not use the user basic data in the user data of Shanda Games by going beyond the cooperation scopes specified in this Agreement, nor make Shanda Online Users become the non-Shanda Online Users by forcing or soliciting Shanda Online Users to have secondary registration, nor provide the user basic data to any third party in any way, excluding the user application data (including but not limited to names, ratings, items, relationship and empirical values of the characters) in the user data of Shanda Games;

6.3 Shanda Online shall have the right to collect, manage and use its user data at its own discretions.

7 Exclusivity

Shanda Games shall solely and exclusively cooperate with Shanda Online, and shall not have similar cooperation with any third party in the Term of this Agreement.

8 Term

This Agreement shall be in force for five years (60 months) (the “Term”) from the date when it is entered into. This Agreement shall be extended for another twelve months automatically provided that no Party gives a written objection one month prior to the expiration of the Term of this Agreement.

9 Statements and Warranties

9.1 Shanda Online shall state and warrant that:

9.1.1 It is an independent legal person incorporated and existing according to law;

9.1.2 It has the qualifications to exercise the cooperation hereunder, and its business scopes cover such cooperation, and it has independent and lawful disposal rights over such cooperation, including but not limited to the rights to operate the Quan-Quan and Shanda Online websites;

9.1.3 Its authorized representative has been duly authorized to enter into this Agreement for and on behalf of it;

9.1.4 Its signature of this Agreement shall neither violate any legal documents binding upon it, nor infringe lawful rights of any third party, nor make the other Party assume any liabilities to any third party (unless otherwise specified in this Agreement);

9.1.5 This Agreement constitutes the effective, binding and enforceable legal obligations against it;

9.1.6 It is in strict compliance with relevant laws, regulations and policies of China;

9.2 Shanda Games shall state and warrant that:

9.2.1 It is an independent legal person incorporated and existing according to law;

9.2.2 It has the qualifications to exercise the cooperation hereunder, and its business scopes cover such cooperation, and it has independent and lawful disposal rights over such cooperation, including but not limited to the rights to operate the Cooperation Products hereunder and Shanda Games websites;

9.2.3 Its authorized representative has been duly authorized to enter into this Agreement for and on behalf of it;

9.2.4 Its signature of this Agreement shall neither violate any legal documents binding upon it, nor infringe lawful rights of any third party, nor make the other Party assume any liabilities to any third party (unless otherwise specified in this Agreement);

9.2.5 This Agreement constitutes the effective, binding and enforceable legal obligations against it;

9.2.6 It is in strict compliance with relevant laws, regulations and policies of China;

9.2.7 Shanda Games owns legitimate intellectual rights and/or relevant authorizations in the Cooperation Products hereunder, which have not (will not) infringed the lawful rights and benefits of any third party.

10 Safeguard Provisions

10.1 Shanda Games shall indemnify and hold Shanda Online and/or its affiliates, employees, shareholders and directors harmless against and from all losses, including but not limited to the compensations of the above persons to third parties (obligees, end users, etc.), administrative penalties against the above persons by relevant governmental authorities, and reasonable investigation fees, court fees and attorney’s fees paid by the above persons for the said matters, arising out of or in relation to the operating of the Cooperation Products, including but not limited to that the contents of the websites of the Cooperation Products and other advertising information of Shanda Games are in violation of laws and regulations, and that the end user disputes in respect of the Cooperation Products are caused due to the reasons of Shanda Games, and that the Cooperation Products infringe the intellectual properties of a third party due to the reasons of Shanda Games, and that the above persons are involved in any disputes, claims, liabilities, arbitrations and suits due to the failure of Shanda Games to obtain the governmental license for the operating of the Cooperation Products hereunder.

10.2 Shanda Online shall indemnify and hold its affiliates, employees, shareholders and directors harmless against and from all losses, including but not limited to the compensations of the above persons to third parties (obligees, end users, etc.), administrative penalties against the above persons by relevant governmental authorities, and reasonable investigation fees, court fees and attorney’s fees paid by the above persons for the said matters, arising out of or in relation to Shanda Passport accounts, including but not limited to that the above persons are involved in any disputes, claims, liabilities, arbitrations and suits due to the end user disputes arising out of Shanda Passport accounts, which are caused by the authentication, billing and customer services by virtue of the reasons of Shanda Online.

11 Intellectual Properties

Each Party owns the names, trademarks, signs, icons and images of virtual characters on and of its own websites and/or products, and/or owns intellectual properties in the same. The existence of this Agreement shall not create any assignment of the above rights of each Party to the other Party in whole or part.

12 Termination

This Agreement shall be effective and binding upon the Parties as soon as it is entered into. Neither Party can terminate this Agreement without any causes.

13 Trade secrets

13.1 Shanda Games has acknowledged that the user information of Shanda Online is the trade secrets of Shanda Online under the confidential measures of Shanda Online, which is not known to the public and can create economic benefits for Shanda Online. Shanda Games shall warrant that:

13.1.1 It will not obtain the information of Shanda Online Users through any improper means, including but not limited to requesting or otherwise soliciting Shanda Online Users to provide Shanda Passport information or make new registrations when they log on the Cooperation Products;

13.1.2 It will not disclose, use the information of Shanda Online Users, nor otherwise allow others to obtain the information of Shanda Online Users through the said means;

13.1.3 It will not violate this section, nor disclose, use or allow others to use the trade secrets under its possession.

13.2 Without prior written consents of the other Party, any Party shall not disclose any provision, the signature and performance of this Agreement, and any information obtained from the other Party and its affiliates during the signature and performance of this Agreement, to a third party (excluding the disclosure imposed by the laws, regulations, governmental authorities, stock exchanges or other regulatory authorities, and excluding the disclosure to its legal counsels, accounting consultants, business consultants and other consultants and authorized employees).

13.3 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity of the confidential sections.

13.4 The confidential sections shall survive during the Term of this Agreement and two (2) years after this Agreement is terminated.

14 Liability for Breach of Agreement

Unless otherwise specified in this Agreement, the direct or indirect violation of any provision of this Agreement, or the failure to perform its obligations hereunder, or the failure to do so promptly or sufficiently by any Party shall constitute the breach of this Agreement. In such case, the Non-breaching Party is entitled to notify the Breaching Party to remedy its breach and to eliminate the consequences arising out of such breach by taking sufficient, effective and timely measures, and to claim its direct losses from such Breaching Party.

15 Dispute Resolution and Governing Law

15.1 The conclusion, validity, interpretation, performance, amendments, termination and dispute resolution of, to and arising out of this Agreement shall be governed by the laws of the PRC.

15.2 Any dispute arising out of this Agreement shall be resolved through friendly negotiation in the first instance. In the event that the said dispute cannot be resolved within thirty (30) days after any Party notifies the other Party of resolving such dispute in writing through friendly negotiation, any Party is entitled to institute such dispute to the People’s Court at the signature place of this Agreement.

16 Miscellaneous

16.1 Without prior written consents of the other Party, any Party shall not assign its rights and obligations hereunder in whole or part.

16.2 The failure to exercise its rights hereunder by any Party shall not be deemed to waive such rights, nor affect the exercise of such rights in future by such Party.

16.3 This Agreement is made in five (5) copies, two (2) of which will be held by Shanda Online, and three (3) of which will be held by Shanda Games.

(Signature page follows)

IN WITNESS WHEREOF, this Agreement has been duly executed by the authorized representatives of the Parties as of the day and the year first above written.

Shanda Online:

Shengzhan Networking Technology Co., Ltd.

Signature of the Representative: [signature]

Shanda Games:

Shanghai Shulong Technology Development Co., Ltd.

Signature of the Representative: [signature]

Shanghai Shulong Computer Technology Co., Ltd.

Signature of the Representative: [signature]

Nanjing Shulong Computer Technology Co., Ltd.

Signature of the Representative: [signature]

Chengdu Youji Technology Co., Ltd.

Signature of the Representative: [signature]

Tianjin Youji Technology Co., Ltd.

Signature of the Representative: [signature]

Appendix 3.1.5 Authentication Services

Section One Interface Development

a) Authentication Plug-in Method: the Parties may negotiate on and confirm the login solutions for the Cooperation Products. The optional solutions are as follows:

i. SDK Dynamic Library: Namely PTSDK (Authentication), FCMSDK (Anti-fatigue). The game server sides can be used alternatively;

ii. COM Components: Namely PTCOM, applicable to use such components on the websites and online games;

iii. CAS: Namely SDCAS, WEBGAME can be plugged into Shanda One-stop Service through this method;

iv. Quan-Quan: Namely IGW, the client-side games can be plugged into the authentication services through this method.

b) Interface Test: Each Party will provide test environment to the other Party. Shanda Online shall complete the test for the plugged Cooperation Products within reasonable time in accordance with its test standards, and such Cooperation Products will go live after the test is completed.

Section Two Authentication Service Items:

a) Shanda Passport Registration: Shanda Online shall be responsible for providing the Cooperation Products users with Shanda Passport registration services;

b) Shanda Passport Management: Shanda Online will provide all kinds of amendment operation based on Shanda Passport, including supplements and amendments of information, amendments of passport, recovery of passport, supplements of anti-fatigue information.

c) Shanda Passport Authentication: Shanda Online shall be responsible for providing the Cooperation Products users with Shanda Passport authentication services;

d) Anti-fatigue: Shanda Online shall be responsible for anti-fatigue strategies and services in respect of the Cooperation Products, and for ensuring that the anti-fatigue functions of the Cooperation Products meet the national standards;

e) Secondary Authentication (E-key, Security Card): If the Cooperation Products users have Shanda e-key or security cards, Shanda Online may provide such users with authentication services and supporting services in respect of the e-key or security cards;

f) Account-level Management: Based on the contributions of the Cooperation Products users to the Cooperation Products, Shanda Online shall provide the user rating system, and assist Shanda Games to provide the game players with personalized services in accordance with such system.

Section Three Authentication Service Assurance:

Shanda Online shall ensure that the authentication services can achieve the following service standards:

a) Registration Response Time: <1.8s

b) Authentication Response Time: <1.8s

c) Response Time for Secondary Authentication: <1.8s

d) Stability of Authentication Platform: 99.9% in whole year

Section Four Service Team Allocation:

Shanda Online shall arrange the following service team for the authentication services for the Cooperation Products:

a) Project Manager: One Person

b) Architect: One Person

c) Operation Director: One Person

d) Program Director: One Person

e) C++ Engineer: Three Persons

f) WEB Engineer: Three Persons

g) Database Engineer: Three Persons

h) Operation Engineer: Four Persons

Appendix 3.2.5: Billing Services

Section One Interface Development

a) Shanda Online shall provide Shanda Games and/or its partnership developers with standard development kit, cross-platform web services, standard JAP and COM controls, and plug-in documentation and technical supports marched with the software;

Section Two Billing Service Items:

a) Billing Forms:

i. Purchase of Properties: The game players can purchase the properties from the game center by using Shanda Games Virtual Currency, and the billing system will reduce Shanda Games Virtual Currency accurately based on the purchased properties;

ii. Virtual currency conversion between users: When the game players convert their virtual currency, the billing system will reduce Shanda Games Virtual Currency of one game player and increase Shanda Games Virtual Currency of the other game player subject to the order of the game system;

iii. Time-length Deduction: Shanda Online will make appropriate deduction based on the game time-length consumed by the game players;

b) Reporting Services: Shanda Online will daily provide Shanda Games with the data on the consumption user number (times) with, recharge user number (times), revenues from the consumption and recharge for the immediately preceding day;

d) Reconciliation Services: Shanda Online will daily provide Shanda Games with consumption list, recharge list and trading list of all game players for the immediately preceding day.

Section Three Billing Service Assurance:

99.9% stable operation every year; linkage disposal capability of more than 2000 game servers; more than 1200 times per second for balance authentication; 700 times per second for concurrent transactions; supports to 4.00 million concurrent online users; capacity expansion based on the increase of Shanda Games Users

Section Four Service Team Allocation:

Shanda Online shall arrange the following service team for billing services for the Cooperation Products:

e) Project Manager: One Person

f) Project Vice-manager: One Person

g) Product Engineer: One Person

h) Application Development Engineer: Seven Persons

i) Database Development Engineer: Four Persons

j) System Maintenance Engineer: Three Persons

k) Test Engineer: One Person

Appendix 3.3.5 Data Services

Section One Service Items:

a) Reporting Services:

Shanda Online shall provide the following reporting services at the request of Shanda Games:

i. Reporting development;

ii. Display of reporting data

b) Personalized Data Inquiry: Shanda Online shall provide business data inquiry at the request of Shanda Games;

c) Data Analysis and Mining: Shanda Online shall provide Shanda Games with the guidance of data observation.

Section Two Service Assurance:

Shanda Online shall ensure the data services to meet the following standards:

a) Response Time: Shanda Online shall provide Shanda Games with the data inquiry results in strict compliance with the response time agreed by the Parties;

b) Stable Operating Ratio: The stable operating ratio of the servers shall achieve 100%.

Section Three Service Team Allocation:

a) BO Reporting Development Team:

i. Job Duties: Responsible for the development and maintenance of BO reports

ii. Number of Members: Three Persons

b) Extract, Transfer and Load (ETL):

i. Job Duties: Responsible for giving data extract standards, controlling the quality of data sources, and clearing, integrating and confirming the accuracy of the extracted data;

ii. Number of Members: One Person

c) Data Warehouse (DW) Team:

i. Job Duties: Make development and maintenance based on DW database

ii. Number of Members: Two Persons

d) Data Analysis Inquiry Team:

i. Job Duties: Responsible for data inquiry, analysis and mining, and providing game project teams, sales staff, finance staff with data supports, and data supports for the strategies of high-level management

ii. Number of Members: Five Persons

Appendix 3.4.5: Customer Services

Section One Customer Service Contact points:

Shanda Games shall arrange the following contact points:

a) Business Contact:

i. Contact points for new game business

ii. Contact points for daily game maintenance

iii. Contact points for emergency

b) Technical Contact:

i. IT maintenance contact points

ii. System development contact points

Shanda Online shall arrange the following contact points:

a) Business Contact:

i. Game Business Manager

ii. Training Director

iii. Director on Duty

b) Technical Contact:

i. Business Manager

ii. Project Director

Section Two Customer Service Items:

c) Seats:

Shanda Online shall provide the following seating services:

i. Business consulting and processing, introduction on new business, market researches, order processing, acceptance of complaints, return visit to customers, customer maintenance, and so on;

ii. Diversified user service methods: such as telephone services, forum services, e-mail services, fax services, return visit services, reception services, self-help services, and so on

d) Automatic Question & Answer System:

Shanda Online shall provide the Automatic Question & Answer System services for the Cooperation Products as follows:

i. Answer the questions of an asker through the auto-match method;

ii. Equip with simple man-machine dialogue functions.

Section Three Customer Service Assurance:

e) Shanda Online shall ensure the contacts by telephone, forum, e-mail, fax, return visit and reception for the Cooperation Products Users;

f) Shanda Online shall ensure at least 7000 person-time telephone services per day, at least 3000 person-time e-mail and forum services per day, at least 160000 person-time internet services per day and 150 person-time visit services per day.

Section Four Service Team, Technology and Premises Settings:

g) Team Allocation:

i. Shanda Online shall provide at least 180 telephone lines, at least 100 seats and at least 450 full-time customer service persons.

ii. Two customer service directors and one quality control person shall be appointed for twenty customer service persons;

iii. All service persons have passed the position qualification authentication.

h) Technical Settings:

i. No. 1 plug-in in whole country/Shanghai

ii. Interactive Voice Response (IVR), 7*24-hour supports

iii. Automatic Call Distribution (ACD), the telephone will jump automatically if the line is engaged

iv. Full telephone recording, intelligent outbound contact solution

v. Accessible by remote seats

vi. Collection of customer information, statistics of telephone traffic and creation of reports

vii. Complete basic hardware supports, including PBX, ACD and CTI

viii. CRM application system

ix. Recording system

x. Monitor reporting system

i) Premises Settings

i. Working areas, conference rooms, training rooms and staff lounge in the customer service center

Section Five User Indexes

j) Shanda Online undertakes that its customer services shall meet the following user indexes:

i. Telephone services satisfied by customers (number of users satisfying the telephone services/total number of voting users *100%) >95%;

ii. Response ratio (number of settled matters within specified time/total number of submitted matters ×100% (24 hours for common customers, 3 hours for VIP, 72 hours for batch processing)) >95%;

iii. Telephone response ratio (number of answer calls within 3 seconds after the telephones ring/total number of telephones allocated to the seats *100%) >98%;

iv. Service complaint ratio (complaint volumes/total service volumes *100%) <1 0/000;

v. Average waiver ratio (year) (waiver volume/total incoming call volume *100%):

1) Common Users: £ 45%

2) VIP Users: £ Q2%.

Appendix 3.5.5: Quan-Quan Plug-in

Section One Quan-Quan Service Items:

a) Quan-Quan Functions:

i. Shanda Passport: Register Shanda Passport, log on games through Shanda Passport, support secondary authentication (including but not limited to e-key/security cards), support anti-fatigue, and provide account management services such as passport amendment;

ii. Recharge: Recharge function of Shanda Passport;

iii. Remit account: Remit account from Shanda Passport to game accounts;

iv. Customer Service: Caihong Automatic Question & Answer System;

v. Openness: Customize the Cooperation Products Users to add other internet contents and services and to develop other internet contents and services;

vi. Message Services: Support news dissemination functions in the Cooperation Products.

b) Data Services: Shanda Online will regularly provide login data relating to Quan-Quan, and online data at the request of Shanda Games.

c) Product Development: Shanda Online may provide the Quan-Quan version and customize the updated services at reasonable request of Shanda Games.

Section Two Quan-Quan Service Assurance:

a) System Assurance: 99.9% stable operation every year; handling capability of 2000 times per second; complete tracking system for the number of online persons; support the concurrent Quan-Quan use by 1.00 million users

b) The response speed for the game customer sides and resource consumption can achieve certain standards after Quan-Quan is connected to the games, such as Delphi technology games.

Section Three Service Team Allocation

a) Application plug-in supports: Two Persons

b) Test and version control services: One Person

c) User Service Supports: One Person

d) Operating Service Supports: Three Persons